Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Evans Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-123679, No. 333-160262, No. 333-175731, and No. 333-181018) on Form S‑8, and Registration Statements (No. 333-165723 and No. 333-166264) on Form S-3 of Evans Bancorp, Inc. of our reports dated March 4, 2013, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of Evans Bancorp, Inc.

/s/ KPMG LLP

Buffalo, New York

March 4, 2013